Exhibit 99.1

For Immediate Release

BUILDERS FIRSTSOURCE, INC. ANNOUNCES FINAL RESULTS AND EXPIRATION OF ITS

MODIFIED DUTCH AUCTION TENDER OFFER

Dallas, TX – October 13, 2016 – Builders FirstSource, Inc. (the “Company”) (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction and home repair and remodeling in the United States, today announced the final results and expiration of its previously announced cash tender offer to purchase (the “Tender Offer”) up to $50 million aggregate principal amount of its 10.75% Senior Notes due 2023 (CUSIP Nos. 12008R AH0 (144A) and U08985 AD2 (Reg S)) (the “Notes”) at a purchase price per $1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and subject to the conditions set forth in the Offer to Purchase dated September 14, 2016 (the “Offer to Purchase”) and the related Letter of Instruction. The clearing price, determined in accordance with the Offer to Purchase, is $1,170 per $1,000 principal amount of tendered Notes. The Company will also pay accrued and unpaid interest, subject to the terms and conditions set forth in the Offer to Purchase, from September 1, 2016 to but excluding the date of settlement of the Tender Offer.

The table below sets forth the final results of the Tender Offer, according to information provided by the tender agent, as of 11:59 P.M., New York City time, on October 12, 2016 (the “Expiration Time”):

Title of Notes	Aggregate Principal Amount Outstanding (in millions)	Principal Amount of Notes Tendered (in millions)	Principal Amount of Notes Accepted (in millions)	Clearing Price (per $1,000 principal amount)
10.75% Senior Notes due 2023	$418	$157	$50	$1,170

Approximately $157 million aggregate principal amount of the Notes were validly tendered prior to the Expiration Time. $50 million aggregate principal amount of such validly tendered Notes were accepted for purchase pursuant to the proration procedures described in the Offer to Purchase. Notes tendered and not accepted for purchase will be promptly returned or credited to the applicable holder’s account.

This transaction will reduce the Company’s go forward cash interest by approximately $5 million to approximately $134 million annually. The transaction was funded by the Company with a combination of cash generated from operations as well as short-term borrowing on the revolving credit facility.

This press release shall not constitute an offer to purchase, or a solicitation of an offer to sell any securities, nor shall there be any purchase or sale of securities in any state or jurisdiction in which such offer, solicitation, sale or exchange would be unlawful. The Tender Offer was made solely pursuant to the Offer to Purchase and related documents. In any jurisdiction in which the securities laws or blue sky laws required the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is one of the largest suppliers of building products, prefabricated components, and value-added services to the professional market segment, for new residential construction and repair and remodeling, in the U.S. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 399 locations and have a market presence in 74 of the top 100 Metropolitan Statistical Areas, providing geographic diversity, and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located), that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, forecasted cost savings, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission and in the Offer to Purchase. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Contact

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Source: Builders FirstSource, Inc.